Exhibit 3.39

                            Articles of Incorporation
        (To be submitted in duplicate by an attorney or an incorporator)

The undersigned natural person(s) of the age of eighteen years or more for the purpose of forming a corporation under the General and Business Corporation Law of Missouri adopts the following Articles of Incorporation:

                                   Article One

The name of the corporation is Multiplex Company, Inc.

                                   Article Two

The address, including street and number, if any, of the corporation's initial registered office in this state is 120 South Central Avenue, Clayton, MO 63105 and the name of its initial agent at such address is C T Corporation System.

                                  Article Three

The aggregate number, class and par value, if any, of shares which the corporation shall have authority to issue shall be: 30,000 shares of Common Stock with a par value of $1.00 per share.

The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect to the shares of each class are as follows: None.

                                  Article Four

The extent, if any, to which the preemptive right of a shareholder to acquire additional shares is limited or denied. No holder of any stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the corporation of any class now or hereafter authorized, or any securities exchangeable for a convertible into such shares.

                                  Article Five

The name and place of residence of each incorporator is as follows:

Name                    Street                               City

Fredrick G. Lautz       c/o Quarles & Brady LLP      Milwaukee, Wisconsin  53202
                        411 E. Wisconsin Avenue
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                                   Article Six
            (Designate which and complete the applicable paragraph.)

|X| The number of directors to constitute the first board of directors is three. Thereafter the number of directors shall be fixed by, or in the manner provided by the bylaws. Any changes in the number will be reported to the Secretary of State within thirty calendar days of such change. (NOTE: If the number of directors is to be one or two, do not check this box.)

         OR

[ ] The number of directors to constitute the board of directors is
___________________. (The number of directors to constitute the board of directors must be stated herein if there are to be less than three directors. The person to constitute the first board of directors may, but not need, be named.)

                                  Article Seven

The duration of the corporation is perpetual (indicate either perpetual or the date the corporation expires).

                                  Article Eight

The corporation is formed for the following purposes: In general, to carry on any business, not contrary to the laws of the State of Missouri pursuant to which this corporation is organized, and to have and exercise all the powers, rights and privileges conferred by the laws of Missouri upon corporations formed under such laws, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.